225 Franklin Street
Boston, MA 02110-2804
United States of America

News Release

For Immediate Release

Contact:	Investors: Elizabeth Corse	Media: Hannah Grove
	+1 617/664-3477	+1 617/664-3377

STATE STREET CORPORATION STATEMENT
ON BRIDGE INFORMATION SYSTEMS

BOSTON, Mass., February 6, 2001 -- State Street Corporation announced today that it is closely monitoring Bridge Information Systems announced proposal to implement recapitalization by filing a Prepackaged Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code. State Street, a minority stockholder in Bridge since 1996, owns an investment carried at $49.5 million.

State Street is also reviewing its options concerning taking a non-recurring charge equal to all or a portion of the carrying value of its investment in Bridge. State Street will continue its evaluation in light of any new developments.

With $6.1 trillion in assets under custody and $711 billion under management, State Street Corporation is one of the world’s leading specialists in serving institutional investors. Offices are located in the United States, Canada, Chile, Cayman Islands, Netherlands Antilles, Ireland, United Kingdom, Netherlands, France, Belgium, Luxembourg, Switzerland, Germany, Czech Republic, United Arab Emirates, Russia, People’s Republic of China, Taiwan, South Korea, Japan, Singapore, Australia, and New Zealand. State Street Corporation’s common stock is traded on the New York Stock Exchange under the symbol STT. For more information, visit State Street’s web site at www.statestreet.com or call (877) 639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 (402) 573-3644 outside those countries.

This news release may contain forward-looking statements, as defined by federal securities laws, that are based on current expectations and involve a number of risks and uncertainties. These uncertainties include developments in Bridge’s bankruptcy proceedings and changes in Bridge’s business and financial condition. In addition, State Street encourages investors to review its annual report and SEC filings in conjunction with this announcement and prior to making any investment decision. Forward looking statements speak only as of the time the statements are given, and State Street does not undertake to revise the forward looking statements to reflect events after the date made.

# # #